As filed with the Securities and Exchange Commission on June 17, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOCON, INC.

(Exact name of registrant as specified in its charter)

Minnesota	41-0903312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7500 Mendelssohn Avenue North Minneapolis, MN	55428
(Address of Principal Executive Offices)	(Zip Code)

MOCON, Inc.
2006 Stock Incentive Plan

(As Amended and Restated)

(Full title of the plan)

Darrell Lee

Vice President, Chief Financial Officer, Treasurer and Secretary

7500 Mendelssohn Avenue North

Minneapolis, MN 55428

763-493-6370

(Name, address and telephone number,

including area code, of agent for service)

Copies requested to:

Phillip M. Martin, Esq.

Oppenheimer Wolff & Donnelly LLP

45 South Seventh Street, Suite 3300

Minneapolis, Minnesota 55402-1509

(612) 607-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.10 per share	500,000 shares	$15.03	$7,515,000	$872.49

(1)

The number of shares of common stock, $0.10 par value per share (the “Common Stock”), stated above represents the increase in the total number of shares reserved for issuance under the MOCON, Inc. 2006 Stock Incentive Plan (As Amended and Restated ) (the “Plan”). 550,000 shares have been previously registered under a registration statement on Form S-8 (SEC File No. 333-134413), with respect to the Plan. In addition, the maximum number of shares of Common Stock that may be issued under the Plan is subject to adjustment in accordance with certain provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), to the extent additional shares of Common Stock may be issued or issuable as a result of a stock split, stock dividend, recapitalization or other similar transaction, this registration statement is hereby deemed to cover all such additional shares of Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act and calculated based on the average of the high and low reported sales prices of the Registrant’s Common Stock as reported on June 16, 2011 by the NASDAQ Global Market.

STATEMENT UNDER GENERAL INSTRUCTION E —

REGISTRATION OF ADDITIONAL SECURITIES

MOCON, Inc. (the “Registrant”), previously filed a Registration Statement on Form S-8 (SEC File No. 333-134413) with the Securities and Exchange Commission (the “Commission”) in connection with the registration of 550,000 shares of the Registrant’s Common Stock to be issued under the MOCON, Inc. 2006 Stock Incentive Plan (the “Plan”).

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed by the Registrant solely to register an additional 500,000 shares of the Registrant’s Common Stock reserved for issuance under the Plan.  The increase in the number of shares of the Registrant’s Common Stock authorized under the Plan was approved by the Registrant’s board of directors and shareholders.  Pursuant to Instruction E, the contents of the Registrant’s previously filed Registration Statement on Form S-8 (SEC File No. 333-134413), including without limitation periodic reports that the Registrant filed, or will file, after this Registration Statement to maintain current information about the Registrant, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8, with the exception of Items 3 and 8 of Part II of such prior Registration Statements, each of which is amended and restated in its entirety herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)                                  The Registrant’s annual report on Form 10-K for the year ended December 31, 2010 (including information specifically incorporated by reference into the Registrant’s annual report on Form 10-K from the Registrant’s definitive proxy statement for its 2011 annual meeting of stockholders);

(b)                                 The Registrant’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2011;

(c)                                  The Registrant’s current reports on Form 8-K filed on May 4, 2011 and June 1, 2011; and

(d)                                 The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statements (File No. 000-09273) filed with the Commission pursuant to

Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit No.	Description
3.1

Restated Articles of Incorporation of MOCON, Inc. (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (File No. 000-09273)).

3.2

Third Restated Bylaws of MOCON, Inc., (incorporated by reference to Exhibit 3.1 contained in the Registrant’s Current Report on Form 8-K filed December 20, 2007), as amended by the amendment to MOCON, Inc.’s Bylaws (incorporated by reference to Exhibit 3.2 contained in the Registrant’s Current Report on Form 8-K filed June 1, 2011 (File No. 000-09273)).

5.1	Opinion and Consent of Oppenheimer Wolff & Donnelly LLP

23.1	Consent of Oppenheimer Wolff & Donnelly LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Powers of Attorney (see page 4)

INDEX TO EXHIBITS

No.	Item	Method of Filing

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith electronically

23.1	Consent of Oppenheimer Wolff & Donnelly LLP	Included in Exhibit 5.1

23.2	Consent of KPMG LLP	Filed herewith electronically

24.1	Powers of Attorney	Included on the signature page to this Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brooklyn Park, State of Minnesota.

Dated: June 17, 2011	MOCON, INC.

	By:	/s/ Robert L. Demorest
Robert L. Demorest, President, Chief
Executive Officer and Chairman of the Board
(principal executive officer)

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert L. Demorest and Darrell B. Lee, and either of them, his true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on June 17, 2011 by the following persons in the capacities indicated.

Signature	Title

Chairman of the Board, President and
/s/ Robert L. Demorest	Chief Executive Officer
Robert L. Demorest	(principal executive officer)

Vice President, Chief Financial Officer,
/s/ Darrell B. Lee	Treasurer and Secretary
Darrell B. Lee	(principal financial and accounting officer)

/s/ Dean B. Chenoweth	Director
Dean B. Chenoweth

/s/ Donald N. DeMorett	Director
Donald N. DeMorett

/s/ J. Leonard Frame	Director
J. Leonard Frame

/s/ Robert F. Gallagher	Director
Robert F. Gallagher

/s/ Daniel W. Mayer	Director
Daniel W. Mayer

/s/ Richard A. Proulx	Director
Richard A. Proulx

/s/ Tom C. Thomas	Director
Tom C. Thomas